UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission file number

CORPORATE UNIVERSE, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	85-2005645
(State of Incorporation)	(IRS Employer ID No.)

2093 Philadelphia Pike #8334
Claymont, DE 19703
(Address of principal executive offices)

(302) 273-1150
(Registrant’s telephone number, including area code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.0001 par value per share
(Title of each class to be so registered)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting Company” and “emerging growth Company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Table of Contents

The cross-reference table below identifies where the items required by Form 10 can be found in the statement.

i

As used in this registration statement, unless the context otherwise requires, the terms the “Company,” “Registrant,” “we,” “us,” “our,” or “COUV,” refer to Corporate Universe, Inc., a Delaware corporation.

ii

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this registration statement are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports). To receive paper copies of our SEC filings, please contact us by mail addressed to Investor Relations, Corporate Universe, Inc., 2093 Philadelphia Pike #8334, Claymont, DE 19703.

iii

Item 1. Business

History

Corporate Universe, Inc ("COUV” or the "Company”) was incorporated in Delaware on May 28, 1986 as Cross Atlantic Capital Inc. On January 5, 1998, the Company changed its name to Elgin e2 Inc. On June 16, 1999 the Company changed its name to Elgin Technologies Inc. On September 30, 2008, the Company changed its name to Inicia Incorporated (“Inicia”). On August 9, 2010, the Company filed a Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware. The filing with the Secretary of State changed the name from Inicia to Corporate Universe, Inc.

On June 29, 2011, the Company changed its name to Carrier Alliance Group Inc. On July 17, 2020, the Company changed its name back to Corporate Universe, Inc.

On December 10, 2020, the Company signed a Letter of Intent (the “Binding Letter of Intent”) to acquire 100% of the equity interest of Oxicon Limited, an entity incorporated and registered under the laws of England and Wales (Registration Number 06826090), which was formerly known as Solutions for Start Up Ventures Limited (“Solutions”), (the “Acquisition”) the owner of the ongoing business and assets of Zapgo Limited. The consideration for the Acquisition is 100,000,000 shares of newly issued common stock in the Company and a newly created series of preferred stock in the Company which shall be convertible into 60% of the issued and outstanding shares of the Company. Upon signing the Binding Letter of Intent, the Company loaned $100,000.00 (See Note 7) to be forgiven at Closing. As required by the Binding Letter of Intent, the Company also loaned an additional $400,000.00, of which $270,000.00 was an immediate payment of fees owed to the Administrator of Zapgo Limited (the “Administrator”).

The Administrator was paid in full by February 28, 2021, and the Administrator’s lien on the Zapgo Assets was discharged on March 16, 2021, such that the Zapgo Assets were no longer encumbered.

On March 16, 2021, as part of the reorganization of its business in preparation for the Acquisition, Oxicon Limited became a wholly-owned subsidiary of Carbon-Ion Energy, Inc., a Delaware corporation (“Carbon Ion”), which assumed the legal right to complete the Acquisition, as set forth in the Binding Letter of Intent.

Pursuant to the terms of the Share Exchange Agreement between the Company and Carbon Ion, the Company anticipates a change in control upon the Closing of the Acquisition, which includes the appointment of Andrew Sispoidis to the Company’s Board of Directors and the Company’s Chief Executive Officer.

On April 13, 2021, the Company entered into a Share Exchange Agreement with Carbon Ion in order to complete the Acquisition as set forth in the Binding Letter of Intent.

On April 13, 2021, in connection with the Share Exchange Agreement, the Company also entered into a Securities Purchase Agreement, Secured Promissory Note, and Security Agreement, under which the Company agreed to loan $1,000,000.00 to Carbon Ion, to be secured by the assets of Carbon Ion and its wholly-owned subsidiary, Oxicon Limited. Both Carbon Ion and Oxicon Limited are Grantors under the Security Agreement, such that the Company has a security interest in the assets of Oxicon Limited, the most important assets of which are the ongoing business and assets of Zapgo Limited (“Zapgo”), including Zapgo’s patents and other intellectual property, and contracts of employment (the “Zapgo Assets”), which Oxicon Limited acquired on September 11, 2020 from Zapgo from the Zapgo Administrators.

Also on April 13, 2021, in connection with the Share Exchange Agreement, Carbon Ion issued the Company a Promissory Note in the principal amount of $1,500,000.00, which includes the loan of $1,000,000 on April 13, 2021, (and also replaces the previous $100,000.00 promissory note dated December 11, 2020 and the subsequent $400,000.00 promissory note dated January 25, 2021 issued to the Company by Solutions, and such replacement was formalized in a Termination Agreement, also signed on April 13, 2021

As of the date of filing, the Company and Carbon Ion are in the process of completing the steps necessary for the Closing of the Acquisition, the details of which shall be included in a subsequent Current Report to be filed on Form 8-K and the Company intends to provide further detail as to the proposed change in control in a Schedule 14 to be filed with the SEC.

The Company has a focus on emerging business development to create value for our shareholders and provide the environment for business growth and stability.

Employees

COUV currently has no employees. Its CEO, Isaac H. Sutton performs services for the Company under a Consulting Agreement with Sutton Global Associates, Inc. and engages additional outside professionals for specific service needs, such as legal and accounting.

Other Corporate Information

General information

Our business address is 2093 Philadelphia Pike #8334, Claymont, DE 19703. Our phone number is (302) 273-1150. Our website is www.corpuniverse.com. Our email address is info@corpuniverse.com. The information contained in, or that can be accessed through, our website is not part of this registration statement.

Reports to Security Holders.

The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

The public may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A. Risk Factors.

You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to other information in this registration statement and in other filings we make with the Securities and Exchange Commission, the following risk factors should be carefully considered in evaluating our business as they may have a significant impact on our business, operating results and financial condition. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. Because of the following factors, as well as other variables affecting our operating results, past financial performance should not be considered as a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

Risks Related to Our Business

WE HAVE A LIMITED OPERATING HISTORY.

The Company was incorporated under the laws of the State of Delaware on May 28, 1986. From 2010 through July 9, 2020, the Company was dormant under prior management. Accordingly, since July 9, 2020, beginning with the appointment of Isaac H. Sutton as our sole officer and director, the Company has limited operating history with which you can evaluate its business and prospects. An investor in the Company must consider its business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies, including limited capital, delays in product development, possible marketing and sales obstacles and delays, inability to gain customer and merchant acceptance or inability to achieve significant distribution of our products and services to customers. The Company cannot be certain that it will successfully address these risks. Its failure to address any of these risks could have a material adverse effect on its business.

WE ARE NOT PROFITABLE AND MAY NEVER BE PROFITABLE.

Since inception through the present, we have been dependent on raising capital to support our working capital needs. During this same period, we have recorded net accumulated losses and are yet to achieve profitability. Our ability to achieve profitability depends upon many factors, including its ability to develop and commercialize our websites. There can be no assurance that we will ever achieve any significant revenues or profitable operations.

OUR OPERATING EXPENSES EXCEED OUR REVENUES AND WILL LIKELY CONTINUE TO DO SO FOR THE FORESEEABLE FUTURE.

We are in an early stage of our development and we have not generated any revenues to offset our operating expenses. Our operating expenses will likely continue to exceed our operating income for the foreseeable future, until such time as we are able to monetize our brands and generate substantial revenues, particularly as we undertake payment of the increased costs of operating as a public company.

WE WILL NEED ADDITIONAL CAPITAL, WHICH MAY BE DIFFICULT TO RAISE AS A RESULT OF OUR LIMITED OPERATING HISTORY OR ANY NUMBER OF OTHER REASONS.

We expect that we will have adequate financing for the next 8-10 months. However, in the event that we exceed our expected growth, we would need to raise additional capital. There is no assurance that additional equity or debt financing will be available to us when needed, on acceptable terms or even at all. Our limited operating history makes investor evaluation and an estimation of our future performance substantially more difficult. As a result, investors may be unwilling to invest in us or such investment may be on terms or conditions which are not acceptable. In the event that we are not able to secure financing, we may have to scale back our growth plans or cease operations.

WE HAVE NOT ADOPTED VARIOUS CORPORATE GOVERNANCE MEASURES, AND AS A RESULT STOCKHOLDERS MAY HAVE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of corporate management and the securities markets. Because our securities are not yet listed on a national securities exchange, we are not required to adopt these corporate governance measures and have not done so voluntarily in order to avoid incurring the additional costs associated with such measures. Among these measures is the establishment of independent committees of the Board of Directors. However, to the extent a public market develops for our securities, such legislation will require us to make changes to our current corporate governance practices. Those changes may be costly and time-consuming. Furthermore, the absence of the governance measures referred to above with respect to our Company may leave our shareholders with more limited protection in connection with interested director transactions, conflicts of interest and similar matters.

WE MAY BE UNABLE TO DEVELOP NEW PRODUCTS AND SERVICES AND THE DEVELOPMENT OF NEW PRODUCTS AND SERVICES MAY EXPOSE US TO ADDITIONAL COSTS OR OPERATIONAL RISK.

Our financial performance depends, in part, on its ability to develop, market and manage new products and services. The development and introduction of new products and services require continued innovative efforts and may require significant time and resources as well as ongoing support and investment. Substantial risk and uncertainties are associated with the introduction of new products and services, including the implementation of new and appropriate operational controls and procedures, shifting client and market preferences, the introduction of competing products or services and compliance with regulatory requirements.

WE MAY BECOME SUBJECT TO LEGAL PROCEEDINGS THAT COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

From time to time and in the ordinary course of our business, we and certain of our subsidiaries may become involved in various legal proceedings. All such legal proceedings are inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming and disruptive to our operations and distracting to management. If resolved against us, such legal proceedings could result in excessive verdicts, injunctive relief or other equitable relief that may affect how we operate our business. Similarly, if we settle such legal proceedings, it may affect how we operate our business. Future court decisions, alternative dispute resolution awards, business expansion or legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial noneconomic remedies or punitive damages may be sought. We currently do not maintain liability insurance coverage, but even if we had such insurance, there can be no assurance that such coverage will cover any particular verdict, judgment or settlement that may be entered against us, that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. If we obtain such insurance, we could still incur liability that exceeds our insurance coverage or that is not within the scope of the coverage in legal proceedings brought against us, it could have an adverse effect on our business, financial condition and results of operations.

WE INTEND TO CONTINUE STRATEGIC BUSINESS ACQUISITIONS AND OTHER COMBINATIONS, WHICH ARE SUBJECT TO INHERENT RISKS.

We may continue to seek and complete strategic business acquisitions and other combinations that we believe are complementary to our business. Acquisitions have inherent risks which may have a material adverse effect on our business, financial condition, operating results or prospects, including, but not limited to: 1) failure to successfully integrate the business and financial operations, services, intellectual property, solutions or personnel of an acquired business and to maintain uniform standard controls, policies and procedures; 2) diversion of management’s attention from other business concerns; 3) entry into markets in which we have little or no direct prior experience; 4) failure to achieve projected synergies and performance targets; 5) loss of clients or key personnel; 6) incurrence of debt or assumption of known and unknown liabilities; 7) write-off of software development costs, goodwill, client lists and amortization of expenses related to intangible assets; 8) dilutive issuances of equity securities; and, 9) accounting deficiencies that could arise in connection with, or as a result of, the acquisition of an acquired company, including issues related to internal control over financial reporting and the time and cost associated with remedying such deficiencies. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

IF WE ARE UNABLE TO MANAGE OUR GROWTH IN THE NEW MARKETS IN WHICH WE OFFER SOLUTIONS OR SERVICES, OUR BUSINESS AND FINANCIAL RESULTS COULD SUFFER.

Our future financial results will depend in part on our ability to profitably manage our business in the new markets that we enter. Difficulties in managing future growth in new markets could have a significant negative impact on our business, financial condition and results of operations.

WE RELY HEAVILY ON OUR MANAGEMENT, AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

Our success is highly dependent upon the continued services of our management including our Chief Executive Officer Chief Financial Officer and Director, Isaac H. Sutton. The loss of Mr. Sutton’s services would have a material adverse effect on the Company and its business operations.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH AND MARKETING STRATEGY SUCCESSFULLY OR ON A TIMELY BASIS OR AT ALL.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and sales of our product portfolio, attracting new consumers and introducing new product lines and product extensions.

Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

CYBER SECURITY RISKS AND THE FAILURE TO MAINTAIN THE INTEGRITY OF DATA BELONGING TO OUR COMPANY COULD EXPOSE US TO DATA LOSS, LITIGATION AND LIABILITY, AND OUR REPUTATION COULD BE SIGNIFICANTLY HARMED.

We may from time to time collect and retain large volumes of data relating to our business and from our customers for business purposes, including for transactional and promotional purposes, and our various information technology systems enter, process, summarize and report such data. The integrity and protection of this data is critical to our business. Maintaining compliance with the evolving regulations and requirements applicable to data security and information privacy protection could be difficult and may increase our expenses. In addition, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss or fraudulent or unlawful use of data relating to our company or our employees, independent distributors or preferred customers, which could harm our reputation, disrupt our operations, or result in remedial and other costs, fines or lawsuits.

COMPUTER MALWARE, VIRUSES, HACKING, PHISHING ATTACKS AND SPAMMING COULD HARM OUR BUSINESS AND RESULTS OF OPERATIONS.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, computer hacking and phishing attacks against online networking platforms have become more prevalent and may occur on our systems in the future.

Any attempts by hackers to disrupt our internal systems, if successful, could harm our business, be expensive to remedy and damage our reputation or brand. We currently do not maintain network security business disruption insurance, but even if we obtain such coverage, it may not be sufficient to cover significant expenses and losses related to direct attacks on our website or internal systems. Efforts to prevent hackers from entering our computer systems are expensive to implement and may limit the functionality of our services. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of our products and services and technical infrastructure may harm our reputation. Any significant disruption to our website or internal computer systems could adversely affect our business and results of operations.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE ADVANTAGE, REDUCE OUR REVENUE, AND INCREASE OUR COSTS.

Our success and ability to compete depends and will depend in part on our ability to obtain and maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We may from time to time license from third party’s their brands or certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

WE MAY FAIL TO RECRUIT AND RETAIN KEY PERSONNEL, WHICH COULD IMPAIR OUR ABILITY TO MEET KEY OBJECTIVES.

Our success depends on our ability to attract and retain highly-skilled technical, managerial, sales, and marketing personnel. Changes in key personnel may be disruptive to our business. It could be difficult, time consuming and expensive to replace key personnel. Integrating new key personnel may be difficult and costly. Volatility, lack of positive performance in our stock price or changes to our overall compensation program including our stock incentive program may adversely affect our ability to retain key employees, many of whom are compensated, in part, based on the performance of our stock price. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future or delays in hiring required personnel could make it difficult to meet key objectives. Any of these impairments related to our key personnel could negatively affect our business, financial condition and financial results.

To remain competitive in our industries, we must attract, motivate and retain highly skilled managerial, sales, marketing, consulting and technical personnel, including executives and consultants. Our failure to attract additional qualified personnel to meet our needs could have a material adverse effect on our prospects for long-term growth. Our success is dependent to a significant degree on the continued contributions of key management. The unexpected loss of key personnel could have a material adverse impact on our business and results

Risks Related to Our Common Stock

OUR STOCK PRICE MAY BE VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

The market price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control, including:

●	actions by competitors;

●	actual or anticipated growth rates relative to our competitors;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	economic, legal and regulatory factors unrelated to our performance;

●	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

●	changes in financial estimates or recommendations by any securities analysts who follow our common stock;

●	speculation by the press or investment community regarding our business;

●	litigation;

●	changes in key personnel; and

●	future sales of our common stock by our officers, directors and significant shareholders.

In addition, the stock markets, including the grey market and the over-the-counter markets where we were quoted, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock historically has been limited and we cannot assure you that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

FUTURE SALES OF SHARES OF OUR COMMON STOCK, OR THE PERCEPTION IN THE PUBLIC MARKETS THAT THESE SALES MAY OCCUR, MAY DEPRESS OUR STOCK PRICE.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock. In addition, if our significant shareholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock by us in the future, or warrants or options to purchase our common stock, if exercised, would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. Moreover, the perception in the public market that shareholders might sell shares of our stock or that we could make a significant issuance of additional common stock in the future could depress the market for our shares. These sales, or the perception that these sales might occur, could depress the market price of our common stock or make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have issued shares of common stock, and convertible notes which are convertible into shares of our common stock in connection with our private placements. In addition, we issued shares of our common stock, and convertible notes which are convertible into shares of our preferred stock, in financing transactions that are deemed to be “restricted securities,” as that term is defined in Rule 144 promulgated under the Securities Act. From time to time, certain of our shareholders may be eligible to sell all or some of their restricted shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. The resale pursuant to Rule 144 of shares acquired from us in private transactions could cause our stock price to decline significantly.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT.

If the market price for our common stock is below $5.00 per share, trading in our common stock may be subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules would require that any broker-dealer that would recommend our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations would require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

SALES OF OUR CURRENTLY ISSUED AND OUTSTANDING STOCK MAY BECOME FREELY TRADABLE PURSUANT TO RULE 144 AND MAY DILUTE THE MARKET FOR YOUR SHARES AND HAVE A DEPRESSIVE EFFECT ON THE PRICE OF THE SHARES OF OUR COMMON STOCK.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an Affiliate (as such term is defined in Rule 144(a)(1)) of an issuer who has held restricted securities for a period of at least six months (one year after filing Form 10 information with the SEC for shell companies and former shell companies) may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTC Bulletin Board). Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a person who is not an Affiliate of the Company and who has satisfied a one-year holding period. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

POTENTIAL FUTURE FINANCINGS MAY DILUTE THE HOLDINGS OF OUR CURRENT SHAREHOLDERS.

In order to provide capital for the operation of our business, in the future we may enter into financing arrangements. These arrangements may involve the issuance of new shares of common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding, which would in turn result in a dilution of the ownership interests of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK. AS A RESULT, YOUR ONLY OPPORTUNITY TO ACHIEVE A RETURN ON YOUR INVESTMENT IS IF THE PRICE OF OUR COMMON STOCK APPRECIATES .

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We do not have sufficient funds to finance the growth of our business on hand. As a result, we will require additional funds from future equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 2,500,000,000 shares of common stock. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

OUR SHARES OF COMMON STOCK ARE CURRENTLY TRADED ON THE GREY MARKET, ARE VERY THINLY TRADED, AND THE PRICE MAY NOT REFLECT OUR VALUE AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE.

Our shares of common stock are very thinly traded, and the price, if traded, may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to increase awareness of our Company with investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for loans.

WE HAVE A SIGNIFICANT NUMBER OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF CERTAIN OUTSTANDING OPTIONS, AND CONVERTIBLE NOTES, AND THE ISSUANCE OF SUCH SHARES UPON EXERCISE OR CONVERSION WILL HAVE A SIGNIFICANT DILUTIVE IMPACT ON OUR STOCKHOLDERS. SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK FOLLOWING THE EXPIRATION OF LOCK-UPS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND THE ISSUANCE OF ADDITIONAL SHARES WILL DILUTE ALL OTHER STOCKHOLDERS.

As of April 22, 2021, there are 146,132,000 shares of Common Stock issuable upon conversion of our convertible notes, subject to the provisions in such convertible notes which limit the holder’s beneficial ownership to a maximum of 4.99% or 9.99% of the issued and outstanding shares of the Company’s Common Stock.

FUTURE ISSUANCE OF OUR COMMON STOCK, PREFERRED STOCK, OPTIONS AND WARRANTS COULD DILUTE THE INTERESTS OF EXISTING STOCKHOLDERS.

We may issue additional shares of our common stock, preferred stock, options and warrants in the future. The issuance of a substantial amount of common stock, options and warrants could have the effect of substantially diluting the interests of our current stockholders. In addition, the sale of a substantial amount of common stock or preferred stock in the public market, or the exercise of a substantial number of warrants and options either in the initial issuance or in a subsequent resale by the target company in an acquisition which received such common stock as consideration or by investors who acquired such common stock in a private placement could have an adverse effect on the market price of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE, AND YOU MUST RELY ON INCREASES IN THE MARKET PRICES OF OUR COMMON STOCK FOR RETURNS ON YOUR INVESTMENT.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our Board and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors the Board deems relevant.

OUR EXECUTIVE OFFICERS AND DIRECTORS POSSESS SIGNIFICANT VOTING POWER WITH RESPECT TO OUR COMMON STOCK, WHICH WILL LIMIT YOUR INFLUENCE ON CORPORATE MATTERS.

As of April 22, 2021, our directors and executive officers collectively beneficially own approximately 15,600,000 of the shares of our common stock, which is beneficially owned by Isaac H. Sutton, representing 3.2% of the shares of our common stock.

As a result, our insiders have the ability to significantly influence our management and affairs through the election and removal of our Board and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated voting power could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your influence over our business and affairs, through any stockholder vote or otherwise. Any of these effects could depress the price of our common stock.

OUR ARTICLES OF INCORPORATION GRANTS OUR BOARD THE POWER TO ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED SHARES AND TO DESIGNATE OTHER CLASSES OF PREFERRED SHARES, ALL WITHOUT STOCKHOLDER APPROVAL.

Our authorized capital consists of 2,500,000,000 shares of common stock and 1,000,000 shares are authorized as preferred stock. Our Board, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Delaware law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our shares of common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This registration statement on Form 10 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report.

Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is a supplement to the accompanying condensed financial statements and provides additional information on Corporate Universe, Inc.’s (“COUV” or the “Company’) business, current developments, financial condition, cash flows and results of operations.

Overview

Corporate Universe, Inc ("COUV” or the "Company”) was incorporated in Delaware on May 28, 1986 as Cross Atlantic Capital Inc. On January 5, 1998, the Company changed its name to Elgin e2 Inc. On June 16, 1999 the Company changed its name to Elgin Technologies Inc. On September 30, 2008, the Company changed its name to Inicia Incorporated (“Inicia”). On August 9, 2010, the Company filed a Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware. The filing with the Secretary of State changed the name from Inicia to Corporate Universe, Inc. On June 29, 2011, the Company changed its name to Carrier Alliance Group Inc. On July 17, 2020, the Company changed its name back to Corporate Universe, Inc.

From 2010 through July 9, 2020, the Company was dormant and delinquent in its public filings under prior management. On July 9, 2020, our former officer and director, Christopher Panzea resigned, and our current Chief Executive Officer, Chief Financial Officer and Chairman of the Board, Isaac H. Sutton, was appointed. At the present time, we are limited operations.  The Company has a focus on emerging business development to create value for our shareholders and provide the environment for business growth and stability.

On November 2, 2020 and subsequently amended on December 1, 2020, the Company entered into a Share Exchange agreement to acquire 1,000,000 Shares of Medicevo Corporation (“Medicevo”), a Delaware Corporation, from its shareholder, for $150,000 in cash invested in Medicevo and 15,600,000 shares of the Company’s common stock valued at $280,800 to Medicevo’s shareholder. The Company has recorded the Investment in Medicevo in the amount of $430,800 as a non-current asset on the balance sheet and accounts for the investment under the cost method, which requires a periodic assessment for impairment. Management does not believe there is any impairment and no impairment has been recorded as of December 31, 2020. Medicevo’s majority shareholder is beneficially controlled by Isaac H. Sutton, the Company’s CEO.

On December 10, 2020, the Company signed a Letter of Intent (the “Binding Letter of Intent”) to acquire 100% of the equity interest of Oxicon Limited, an entity incorporated and registered under the laws of England and Wales (Registration Number 06826090), which was formerly known as Solutions for Start Up Ventures Limited (“Solutions”), (the “Acquisition”) the owner of the ongoing business and assets of Zapgo Limited. The consideration for the Acquisition is 100,000,000 shares of newly issued common stock in the Company and a newly created series of preferred stock in the Company which shall be convertible into 60% of the issued and outstanding shares of the Company. Upon signing the Binding Letter of Intent, the Company loaned $100,000.00 (See Note 7) to be forgiven at Closing. As required by the Binding Letter of Intent, the Company also loaned an additional $400,000.00, of which $270,000.00 was an immediate payment of fees owed to the Administrator of Zapgo Limited (the “Administrator”).

The Administrator was paid in full by February 28, 2021, and the Administrator’s lien on the Zapgo Assets was discharged on March 16, 2021, such that the Zapgo Assets were no longer encumbered.

On March 16, 2021, as part of the reorganization of its business in preparation for the Acquisition, Oxicon Limited became a wholly-owned subsidiary of Carbon-Ion Energy, Inc., a Delaware corporation (“Carbon Ion”), which assumed the legal right to complete the Acquisition, as set forth in the Binding Letter of Intent.

Pursuant to the terms of the Share Exchange Agreement between the Company and Carbon Ion, the Company anticipates a change in control upon the Closing of the Acquisition, which includes the appointment of Andrew Sispoidis to the Company’s Board of Directors and the Company’s Chief Executive Officer.

On April 13, 2021, the Company entered into a Share Exchange Agreement with Carbon Ion in order to complete the Acquisition as set forth in the Binding Letter of Intent.

On April 13, 2021, in connection with the Share Exchange Agreement, the Company also entered into a Securities Purchase Agreement, Secured Promissory Note, and Security Agreement, under which the Company agreed to loan $1,000,000.00 to Carbon Ion, to be secured by the assets of Carbon Ion and its wholly-owned subsidiary, Oxicon Limited. Both Carbon Ion and Oxicon Limited are Grantors under the Security Agreement, such that the Company has a security interest in the assets of Oxicon Limited, the most important assets of which are the ongoing business and assets of Zapgo Limited (“Zapgo”), including Zapgo’s patents and other intellectual property, and contracts of employment (the “Zapgo Assets”), which Oxicon Limited acquired on September 11, 2020 from Zapgo from the Zapgo Administrators.

Also on April 13, 2021, in connection with the Share Exchange Agreement, Carbon Ion issued the Company a Promissory Note in the principal amount of $1,500,000.00, which includes the loan of $1,000,000 on April 13, 2021, (and also replaces the previous $100,000.00 promissory note dated December 11, 2020 and the subsequent $400,000.00 promissory note dated January 25, 2021 issued to the Company by Solutions, and such replacement was formalized in a Termination Agreement, also signed on April 13, 2021

As of the date of filing, the Company and Carbon Ion are in the process of completing the steps necessary for the Closing of the Acquisition, the details of which shall be included in a subsequent Current Report to be filed on Form 8-K and the Company intends to provide further detail as to the proposed change in control in a Schedule 14 to be filed with the SEC.

Critical Accounting Policies

Our significant accounting policies are summarized in Note 2 to our audited financial statements for the years ended December 31, 2020 and December 31, 2019. Certain of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our condensed consolidated financial statements. In applying these policies, our management uses judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, our observance of market trends, information provided by our strategic partners and information available from other outside sources, as appropriate. Actual results may differ significantly from the estimates contained in our condensed consolidated financial statements.

Results of Operations

Twelve Months Ended December 31, 2020 vs. December 31, 2019

Revenues for the twelve months ended December 31, 2020 were $0 as compared with $0 for the comparable prior year period, a change of $0, or 0%. The lack of revenue is due to the fact that the Company recommenced operations in 2020 following a period of dormancy under prior management.

Operating Expenses

Operating expenses for the twelve months ended December 31, 2020 were $204,523 as compared with $0 for the comparable prior year period, an increase of $204,523. The increase in operating expenses is due to the recommencement of business operations in 2020 following a period in which the Company was dormant under prior management, resulting in a $95,403 increase in personnel expenses, , a $37,960 increase in professional fees, and a $71,960 increase in general and administrative expenses compared to the comparable prior year period.

Net Operating Loss

Our net loss for the twelve months ended December 31, 2020 was $204,523 as compared with a net loss of $0 for the comparable prior year period, an increase of $204,523. The increase in net operating loss is primarily due to the increase in operating expenses recorded in the current period due to the commencement of operations in 2020 compared to the comparable prior year period.

Professional Fees

Legal and accounting fees for the twelve months ended December 31, 2020 were $37,960. No professional fees were incurred during the twelve months ended December 31, 2019.

General and Administrative Expenses

General and Administrative expenses for the twelve months ended December 31, 2020 were $71,160 as compared with $0 for the comparable prior year period, an increase of $71,160. The increase in general and administrative expenses is due to the commencement of business operations in 2020.

Interest Expense

Interest expense of $382,957 was accrued on convertible promissory notes during the twelve months ended December 31, 2020, compared with $250 interest expense accrued during the comparable period in 2019.

Net Loss

Our net loss for the twelve months ended December 31, 2020 was $61,846,652 as compared with a net loss of $2130 for the comparable prior year period, an increase of $61,846,652. The increase in net loss is primarily due to the change in fair value of derivative liabilities minus a gain on extinguishment of debt recorded in the current period compared to the comparable prior year period.

Liquidity and Capital Resources

Since recommencing operations as in 2020 following a period of dormancy under prior management, through December 31, 2020, the Company has raised $65,000 through private placement of equity and $390,000 through private placements of Convertible Promissory Notes for a total of $455,500 in new investment. As of April 22, 2021, the Company had cash and equivalents of $4,500.00 on hand.

Going Concern

Our auditors have expressed substantial doubt as to our ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis. For the year ended December 31, 2020, the Company had a net loss of $61,846,612, had net cash used in operating activities of $204,525, had working capital of $475, accumulated deficit of $62,338,438 and stockholders’ equity of 531,693. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to provide for the Company’s capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Off-Balance Sheet Arrangements

As of December 31, 2020, the Company had no off-balance sheet arrangements.

Critical Accounting Policies

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company expects to recognize revenues as the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Stock Based Compensation

The Company records stock-based compensation in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. As of December 31,2020 and 2019, there were no options outstanding.

Fair Value of Financial Instruments

ASC subtopic 825-10, Financial Instruments ("ASC 825-10") requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows ASC subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has adopted this guidance effective January 1, 2019. The Company currently has no leases.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company has adopted this guidance effective January 1, 2018. The adoption of this standard did not have a material impact on the financial statements.

On June 20, 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. This means that companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after this date. The Company adopted ASU 2018-07 on January 1, 2019. The adoption of this standard did not have a material impact on the financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Item 3. Properties.

We maintain our current principal office at 2093 Philadelphia Pike #8334, Claymont, DE 19703. Our telephone number at this office is (302) 273-1150. The Company leases this co-working space on a month-to-month basis in a multi-tenant facility that provides conference room space, 24/7 co-working space, and other services on an as-needed basis in Leesburg, VA. The facility lease can be terminated upon 30 days written notice by the Company.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of April 22, 2021, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the shareholders listed below is: c/o Corporate Universe, Inc., 2093 Philadelphia Pike #8334, Claymont, DE 19703.

Applicable percentage ownership is based on 482,726,330 shares of Common Stock outstanding as of April 22, 2021. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock as held by that person or entity that are currently exercisable or that will become exercisable within 60 days of April 22, 2021.

Name and Address of Beneficial Owner	Common Stock Owned Beneficially	Percent of Class *
Named Executive Officers and Directors	15,600,000	3.2%

Isaac H. Sutton, Chief Executive Officer, Chief Financial Officer and Chairman (1)

All directors and officers as a group (1 person)	15,600,000	3.2%
5% or greater shareholders

Miro Zecevic (2)	56,666,660	11.7%

Total	72,266,660	14.9%

(1)	Includes 15,600,000 shares of common stock held in the name of Sutton Global Associates, Inc., a corporation beneficially controlled by Isaac H. Sutton as its President.

(2)
Includes 33,333,330 shares of common stock held in the name of Emry Capital Group, Inc., and 23,333,330 shares of common stock held in the name of Bayern Industries, LLC. The mailing address for each of the aforementioned entities beneficially owned and controlled by Miro Zecevic is 5155 Spectrum Way, Unit 5, Mississauga, ON Canada, l4W5A1.

Changes in Control

On December 10, 2020, the Company signed a Letter of Intent (the “Binding Letter of Intent”) to acquire 100% of the equity interest of Oxicon Limited, an entity incorporated and registered under the laws of England and Wales (Registration Number 06826090), which was formerly known as Solutions for Start Up Ventures Limited (“Solutions”), (the “Acquisition”) the owner of the ongoing business and assets of Zapgo Limited. The consideration for the Acquisition is 100,000,000 shares of newly issued common stock in the Company and a newly created series of preferred stock in the Company which shall be convertible into 60% of the issued and outstanding shares of the Company. Upon signing the Binding Letter of Intent, the Company loaned $100,000.00 (See Note 7) to be forgiven at Closing. As required by the Binding Letter of Intent, the Company also loaned an additional $400,000.00, of which $270,000.00 was an immediate payment of fees owed to the Administrator of Zapgo Limited (the “Administrator”).

The Administrator was paid in full by February 28, 2021, and the Administrator’s lien on the Zapgo Assets was discharged on March 16, 2021, such that the Zapgo Assets were no longer encumbered.

On March 16, 2021, as part of the reorganization of its business in preparation for the Acquisition, Oxicon Limited became a wholly-owned subsidiary of Carbon-Ion Energy, Inc., a Delaware corporation (“Carbon Ion”), which assumed the legal right to complete the Acquisition, as set forth in the Binding Letter of Intent.

Pursuant to the terms of the Share Exchange Agreement between the Company and Carbon Ion, the Company anticipates a change in control upon the Closing of the Acquisition, which includes the appointment of Andrew Sispoidis to the Company’s Board of Directors and the Company’s Chief Executive Officer.

On April 13, 2021, the Company entered into a Share Exchange Agreement with Carbon Ion in order to complete the Acquisition as set forth in the Binding Letter of Intent.

On April 13, 2021, in connection with the Share Exchange Agreement, the Company also entered into a Securities Purchase Agreement, Secured Promissory Note, and Security Agreement, under which the Company agreed to loan $1,000,000.00 to Carbon Ion, to be secured by the assets of Carbon Ion and its wholly-owned subsidiary, Oxicon Limited, . Both Carbon Ion and Oxicon Limited are Grantors under the Security Agreement, such that the Company has a security interest in the assets of Oxicon Limited, the most important assets of which are the ongoing business and assets of Zapgo Limited (“Zapgo”), including Zapgo’s patents and other intellectual property, and contracts of employment (the “Zapgo Assets”), which Oxicon Limited acquired on September 11, 2020 from Zapgo from the Zapgo Administrators.

Also on April 13, 2021, in connection with the Share Exchange Agreement, Carbon Ion issued the Company a Promissory Note in the principal amount of $1,500,000.00, which includes the loan of $1,000,000 on April 13, 2021, (and also replaces the previous $100,000.00 promissory note dated December 11, 2020 and the subsequent $400,000.00 promissory note dated January 25, 2021 issued to the Company by Solutions, and such replacement was formalized in a Termination Agreement, also signed on April 13, 2021

As of the date of filing, the Company and Carbon Ion are in the process of completing the steps necessary for the Closing of the Acquisition, the details of which shall be included in a subsequent Current Report to be filed on Form 8-K and the Company intends to provide further detail as to the proposed change in control in a Schedule 14 to be filed with the SEC.

Other than as disclosed above, we are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Item 5. Directors and Executive Officers.

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one year terms. Our executive officers are appointed by and serve at the pleasure of the Board of Directors.

Name	Current Age	Position
Isaac H. Sutton	67	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Accounting Officer)

Isaac H. Sutton, President, Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Isaac H. Sutton, age 67 has been an international entrepreneur for over 45 years focusing on emerging markets and technologies. During such period, Mr. Sutton has conducted business in many countries, including Taiwan, Korea, the Philippines, Poland and Uzbekistan. Mr. Sutton has extensive experience in a variety of industries, including marketing, import and export, electronics, telecommunications, information technology and capital markets. He has served as a founding member and executive officer of numerous ventures over such period, including GoIP Global Inc nka Charge Enterprises (symbol CHRG), GoCOM Corporation,  which he founded in June 2011 and has since served as its chief executive officer, Tarsier Ltd , a sustainable energy company which he has since served as its chief executive officer since 2015, SavWatt USA Inc., a supplier of LED bulbs, for which he was the chief executive officer from March 2010 to December 2012,  and Starinvest Group, Inc., a business development company, for which he was the chief executive officer from 1997 to 2006.

Mr Sutton is currently on the Board & Management of two private companies: Valo Smart City Corporation and Medicevo Corporation.  Mr. Sutton holds a Bachelor’s Degree in Business Administration from Pace University.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

Other than as disclosed below, there have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

None.

Item 6. Executive Compensation.

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2020 and 2019

2020 EXECUTIVE OFFICER COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total($)
Isaac H. Sutton	2020	45,000	50,405	0	0	0	0	0	95,405
CEO, CFO (1)	2019	—	—	—	—	—	—	—	—

Christopher Panzeca	2020	0	0	0	0	0	0	0	0
Former CEO, CFO (2)	2019	0	0	0	0	0	0	0	0

(1) Isaac H. Sutton’s compensation in 2020 was paid to Sutton Global Associates, Inc., a corporate he beneficially controls as its President, under the terms of a under a Consulting Agreement dated July 1, 2020.

(2) Christopher Panzeca, the Company’s former Chief Executive Officer, Chief Financial Officer and Director resigned from all officer and director positions on July 9, 2020. Since July 9, 2020, Isaac H. Sutton has served as the Company’s Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of December 31, 2020.

2020 DIRECTOR COMPENSATION TABLE

The following table provides information on outstanding equity awards as of December 31, 2020 to the named executive officers.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other not vested

N/A
N/A
N/A

None of the members of the Board of Directors of the Company were compensated for services in such capacity.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of April 22, 2021, no options have been issued.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our director or executive officer, and we are not obligated to pay severance or other enhanced benefits to our executive officer upon termination of his employment.

Employment Agreements

We currently have 0 employees. Our current CEO, CFO and Chairman, Isaac H. Sutton’s compensation is paid to Sutton Global Associates, Inc., a corporation he beneficially controls as its President, under the terms of a Consulting Agreement the Company entered into on July 1, 2020, which is for a term of 3 years, and provides for a flat fee of $7,500.00 per month beginning on July 1, 2020.

Director Agreements

The Company has not currently entered into any formal written agreements with members of its Board of Directors.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors.

The board of directors acts as the Audit Committee and the Board of Directors has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. The Company intends to continue to search for a qualified individual for hire.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Other than as disclosed below, there have been no transactions involving the Company since the beginning of the last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest.

On November 2, 2020 and subsequently amended on December 1, 2020, the Company entered into a Share Exchange agreement to acquire 1,000,000 Shares of Medicevo Corporation (“Medicevo”), a Delaware Corporation, from its shareholder, for $150,000 in cash invested in Medicevo and 15,600,000 shares of the Company’s common stock valued at $280,800 to Medicevo’s shareholder. The Company has recorded the Investment in Medicevo in the amount of $430,800 as a non-current asset on the balance sheet and accounts for the investment under the cost method, which requires a periodic assessment for impairment. Management does not believe there is any impairment and no impairment has been recorded as of December 31, 2020. Medicevo’s majority shareholder is beneficially controlled by Isaac H. Sutton, the Company’s CEO.

Item 8. Legal Proceedings.

Other than as described below, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On February 9, 2020, the Company’s received notice of a ten-day temporary trading suspension from the Securities and Exchange Commission (the “SEC”). The temporary trading suspension of our Common Stock commenced on February 10, 2021 and ended on February 24, 2021. Since that time the Company’s Common Stock has traded on the grey market. The Company and counsel which represented the Company in this matter has not received any indication that any ongoing investigation by the SEC or any other regulatory organization. The Company is filing this Registration Statement so that after its effectiveness, the Company can secure a market maker’s sponsorship to file a new Form 211 with FINRA. Following FINRA’s review and the conclusion of the 15c211 process, the Company expects to resume trading as an SEC reporting company.

On October 13, 2020, we filed a Complaint in the United States District Court of Maryland (the “Court”) under Case No. 1:20-cv-02925-ELH against three corporate entities which are shareholders of the Company’s Common Stock, related to issuances of 56,666,660 common shares to them in 2010, by former management. On October 28, 2020, we filed an Amended Complaint which added a fourth shareholder, who holds 10,000,000 shares of our Common Stock as a defendant. During the Company’s process of preparing for its audit, it was determined that the Company and its transfer agent, Pacific Stock Transfer, Inc., did not have records showing that consideration was paid to the Company for such 66,666,660 Shares. The Company believes it has strong grounds to win this lawsuit, but our attorneys estimate that it may take some time to be resolved. As of January 14, 2021, all four defendants were served with the Amended Complaint. On February 22, 2021, one defendant filed a Motion to Dismiss for Improper Venue. On April 9, 2021, the Company filed a Motion in Opposition to the Motion to Dismiss for Improper Venue, both of which are currently pending before the Court. If the defendant is successful on its Motion to Dismiss, the Company may choose to refile the lawsuit in a Delaware state court, and is currently discussing this option with Delaware litigation counsel. Also on April 9, 2021, the Company filed a Motion for Default against the remaining three defendants, which was granted by the Court on April 20, 2021. Per the terms of the Court’s Order granting the Motion for Default and the Notice of Default filed by the Court, the three defendants have 30 days from the date of the Order to file a Motion to Vacate the Order of Default, and if they do not do so, the Company can file a Motion for Default Judgment against them.

On June 24, 2020, a shareholder of the Company filed a lawsuit against the Company and its former officer and director, Christopher Panzeca in the United States District Court of Maryland under Case No. 1:20-cv-01907-SAG. The lawsuit sought the removal of Mr. Panzeca from all officer and director positions on the grounds that the Company’s public securities filings had been delinquent since 2010. The lawsuit was settled between the parties, resulting in the voluntary resignation of Mr. Panzeca, and the appointment of Isaac H. Sutton as the sole officer and director of the Company. Neither the Company nor Mr. Panzeca admitted liability and following the execution of the Settlement Agreement and General Release on July 9, 2020, the plaintiff filed a Notice of Voluntary Dismissal with the Court on July 10, 2020, dismissing all claims against the Company and Mr. Panzeca.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information.

Our common stock was qualified for quotation on the OTC Markets-OTC Pink under the symbol “COUV” and was quoted on the OTC Pink until the temporary trading suspension, which began on February 10, 2021. Since the expiration of the temporary trading suspension on February 24, 2021, the Company’s common stock has traded on the grey market. The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter as reported in the over-the-counter markets. These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There currently is no liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

We have not previously filed a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of April 22, 2021, out of a total of 2,500,000,000 shares authorized, 258,682,290 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 15,600,000 shares are held by affiliates (directors, officers and 10% holders), with the balance of 243,082,290 restricted shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Holders

As of April 22, 2021, we had 222 shareholders of common stock per transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company has not yet adopted an equity compensation plan but plans to do so in the near future.

Item 10. Recent Sales of Unregistered Securities.

Except where noted, all of the securities discussed below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

On November 2, 2020 and subsequently amended on December 1, 2020, the Company entered into a Share Exchange agreement to acquire 1,000,000 Shares of Medicevo Corporation (“Medicevo”), a Delaware Corporation, from its shareholder, for $150,000 in cash invested in Medicevo and 15,600,000 shares of the Company’s common stock valued at $280,800 to Medicevo’s shareholder. The Company has recorded the Investment in Medicevo in the amount of $430,800 as a non-current asset on the balance sheet and accounts for the investment under the cost method, which requires a periodic assessment for impairment. Management does not believe there is any impairment and no impairment has been recorded as of December 31, 2020. Medicevo’s majority shareholder is beneficially controlled by Isaac H. Sutton, the Company’s CEO.

Between January 5, 2021 and April 22, 2021, the Company sold 15 shares of Series G Preferred Stock to multiple investors for an aggregate $1,500,000.00 or $100,000.00 per share.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the rights of our Common Stock and certain provisions of our articles of incorporation and bylaws which will be in effect after the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Delaware law.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 2,500,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 1,000,000 shares of blank check preferred. As of April 22, 2021, 482,726,330 shares of Common Stock were issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

Right to Receive Liquidation Distribution

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by Delaware law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the Board of Directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action.

The Company has 1,000,000 Shares of Preferred Stock authorized with a par value of $0.0001. The Company has allocated 100,000 Shares for Series C Preferred, 81,100 Shares for Series E Preferred, 500,000 for Series F Preferred, and 25 for Series G Preferred.

Series C — The Series C Preferred has the following designations:

●
Convertible into common upon the Company completing a reverse stock split upon which the amount converted will equal 20% of the issued and outstanding common shares per the reverse split.
●
The holders are entitled to receive dividends on par with common on an as converted basis.
●
In the event of reorganization this Class of Preferred will not be affected by any such capital reorganization.
●
Voting: The holder of this Series of Preferred shall be entitled to vote representing 20% of the votes eligible to be cast in the matter.

Series E — The Series E Preferred has the following designations:

●
Convertible at option of holder; 1 preferred share is convertible into 1,000 common shares
●
The holders are entitled to receive dividends if and when declared.
●
The Series E holders are entitled to receive liquidation in preference to the common holders or any other class or series of preferred stock.
●
Voting: The Series E holders are entitled to vote together with the common holders as a single class representing 100 votes.

Series F —As of December 31, 2020 and 2019 there were 100,000 and 0 shares issued and outstanding:

●
Convertible at option of holder; 1 preferred share is convertible into $0.25 per share (4,000,000 common shares)
●
The holders are entitled to receive dividends if and when declared.
●
The Series F holders are entitled to receive liquidation in preference to the common holders but not above the Series E preferred stock.
●
Voting: The Series F holders are entitled to vote together with the common holders as a single class representing 100 votes.

Series G — The Series G Preferred has the following designations:
●
25 shares designated
●
Each share is convertible at option of holder into 4,000,000 common shares
●
The holders are entitled to receive dividends if and when declared.
●
The Series G holders are entitled to receive liquidation in preference to the common holders and any subsequent issuances of preferred stock.
●
Voting: Each share of the Series G holders is entitled to 4,000,000 votes on all matters before the common stock shareholders.

Between January 5, 2021 and April 22, 2021, the Company sold 15 shares of Series G Preferred Stock to multiple investors for an aggregate $1,500,000 or $100,000 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer, Inc. with an address at 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119. Their phone number is (800) 785-7782.

Item 12. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended certificate of incorporation provides that, to the maximum extent permitted by law, no director shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Subject to the Company’s By-laws, each Director and Officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

CORPORATE UNIVERSE, INC.

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019 INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Corporate Universe, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Corporate Universe, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has incurred net losses and has no revenues. These factors, and the need for additional financing in order for the Company to meet its business plans raises substantial doubt about the Company’s ability to continue as a going concern. Our opinion is not modified with respect to that matter.

We have served as the Company’s auditor since 2021. Tampa, Florida

March 8, 2021

3001 N. Rocky Point Dr. East, Suite 200 ● Tampa, Florida 33607 ● 813.367.3527

CORPORATE UNIVERSE, INC.
BALANCE SHEETS

	December 31,	December 31,
	2020	2019
ASSETS
Cash	$475	$-
	475	-

Note receivable	100,000	-
Interest receivable	418	-
Investment in Medicevo Corp	430,800	-
Total assets	$531,693	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accrued interest	$-	$1,250
Convertible notes payable	-	2,500
Derivative liability	-	7,876
Total liabilities	-	11,626

Commitments and contingencies (Note 5)

Stockholder's equity (deficit)
Preferred stock, $0.0001 par value, 1,000,000 shares authorized;
Series C: 100,000 authorized; 0 shares issued and outstanding at December 31, 2020 and 2019 respectively	-	-
Series E: 81,100 authorized; 81,032 and 0 shares issued and outstanding at December 31, 2020 and 2019, respectively	8	-
Series F: 500,000 authorized; 100,000 and 0 shares issued and outstanding at December 31, 2020 and 2019, respectively	10	-
Common stock, $0.0001 par value; 2,500,000,000 shares authorized 462,716,330 and 565,716,330 issued and outstanding at December 31, 2020 and 2019, respectively	46,272	56,572
Common stock to be issued, 27,500,000 and 0 outstanding at December 31, 2020 and 2019, respectively	2,750	-
Additional paid in capital	62,821,091	423,628
Accumulated deficit	(62,338,438)	(491,826)
Total stockholders' equity (deficit)	531,693	(11,626)
Total liabilities and stockholders' equity (deficit)	$531,693	$-

The accompanying notes are an integral part of these financial statements

CORPORATE UNIVERSE, INC.
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2020	2019
Revenues	$-	$-

Operating expenses:
Personnel expenses	95,403	-
Professional fees	37,960	-
General and administrative	71,160	-
Total operating expenses	204,523	-

Net operating loss	(204,523)	-

Other income (expense):
Interest expense	(382,957)	(250)
Change in fair value of derivative liabilities	(253,462,191)	(1,880)
Interest Income	418	-
Gain on extinguishment of debt	192,201,098	-
Gain on forgiveness of interest	1,543	-
Total other income (expense)	(61,642,089)	(2,130)

Net loss	$(61,846,612)	$(2,130)
Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average number of shares outstanding, basic and diluted	521,771,125	565,716,330

The accompanying notes are an integral part of these financial statements

CORPORATE UNIVERSE, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid-In		Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance,
December
31, 2018	-	$-	565,716,330	$56,572	-	$-	$423,628	$(489,696)	$(9,496)

Net loss	-	-	-	-	-	-	-	(2,130)	(2,130)

Balance,
December
31, 2019	-	-	565,716,330	56,572	-	-	423,628	(491,826)	(11,626)

Sale of
common
stock	-	-	5,000,000	500	4,400,000	440	64,060	-	65,000

Repurchase
and
cancellation
of common
stock	-	-	(108,000,000)	(10,800)	-	-	8,300	-	(2,500)

Shares
issued as
part of
investment
in Medicevo
Corp	-	-	-	-	15,600,000	1,560	279,240	-	280,800

Conversion
of note
principal
into
common
stock	-	-	-	-	7,500,000	750	2,468,250	-	2,469,000

Conversion
of notes and
accrued
interest into
Series E
convertible
preferred
stock	81,032	8	-	-	-	-	26,667,623	-	26,667,631
Conversion of notes and accrued interest into Series F preferred stock	100,000	10	-	-	-	-	32,909,990	-	32,910,000

Net loss	-	-	-	-	-	-	-	(61,846,612)	(61,846,612)

Balance, December 31, 2020	181,032	$18	462,716,330	$46,272	27,500,000	$2,750	$62,821,091	$(62,338,438)	$531,693

The accompanying notes are an integral part of these financial statements

CORPORATE UNIVERSE, INC.
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(61,846,612)	$(2,130)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative liabilities	253,462,191	1,880
Amortization of debt discount	375,000	-
Gain on forgiveness of accrued interest	(1,543)	-
Gain on extinguishment of debt	(192,201,098)	-
Changes in operating assets & liabilities:
Interest receivable	(418)	-
Accrued interest	7,955	250
Net cash used in operating activities	(204,525)	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash issued for note receivable	(100,000)	-
Cash paid for investment	(150,000)	-
Net cash used in investing activities	(250,000)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Sale of common stock	65,000	-
Proceeds from the issuance of convertible notes	390,000	-
Net cash provided by financing activities	455,500	-

NET INCREASE IN CASH	475	-
CASH, BEGINNING OF PERIOD	-	-
CASH, END OF PERIOD	$475	$-

Supplemental disclosure of cash flow information
Cash paid for interest expense	$-	-
Cash paid for income taxes	$-	$-

Non-cash operating and financing activities:
Conversion of notes and accrued interest to common stock	$62,046,631	$-
Issuance of common stock for investment	$280,800	$-

The accompanying notes are an integral part of these financial statements

CORPORATE UNIVERSE, INC. NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

1. Nature of operations

Corporate Universe, Inc ("COUV” or the "Company”) was incorporated in Delaware on May 28, 1986 as Cross Atlantic Capital Inc. On January 5, 1998, the Company changed its name to Elgin e2 Inc. On June 16, 1999 the Company changed its name to Elgin Technologies Inc. On September 30, 2008, the Company changed its name to Inicia Incorporated (“Inicia”). On August 9, 2010, the Company filed a Certificate of Amendment to the Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware. The filing with the Secretary of State changed the name from Inicia to Corporate Universe, Inc.

On June 29, 2011, the Company changed its name to Carrier Alliance Group Inc. On July 17, 2020, the Company changed its name back to Corporate Universe, Inc.

On December 10, 2020, the Company signed at letter of intent to acquire 100% of the equity interest of Carbon Ion Energy Storage, Ltd. The consideration is 100,000,000 shares of new issued common stock and a newly created series of preferred stock convertible into 60% of the issued and outstanding shares of COUV. Upon signing of the letter, COUV loaned $100,000 (See Note 7) to be forgiven at closing. Upon closing COUV is required to invest an additional $400,000, of which $270,000 will be an immediate payment of an administrator fee.

The Company has a focus on emerging business development to create value for our shareholders and provide the environment for business growth and stability.

2. Summary of significant accounting policies

Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company expects to recognize revenues as the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity's own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The estimated fair value of derivatives are calculated using a Monte Carlo Simulation (“MCS”) model.

Fair Value of Financial Instruments

ASC subtopic 825-10, Financial Instruments ("ASC 825-10") requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows ASC subtopic 820-10, Fair Value Measurements and Disclosures ("ASC 820-10") and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Derivative Liability

The Company evaluates convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, "Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Stock Based Compensation Expense

The Company records stock-based compensation in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. As of December 31, 2020 and 2019, there were no options outstanding.

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature ("BCF"). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 "Debt with Conversion and Other Options". In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has adopted this guidance effective January 1, 2019. The Company currently has no leases.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new Topic, ASC Topic 606. The new revenue recognition standard supersedes all existing revenue recognition guidance. Under this ASU, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2015-14, issued in August 2015, deferred the effective date of ASU 2014-09 to the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The Company has adopted this guidance effective January 1, 2018. The adoption of this standard did not have a material impact on the financial statements.

On June 20, 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. This means that companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after this date. The Company adopted ASU 2018-07 on January 1, 2019. The adoption of this standard did not have a material impact on the financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. Going concern

The accompanying financial statements have been prepared on a going concern basis. For the year ended December 31, 2020, the Company had a net loss of $61,846,612, had net cash used in operating activities of $204,525, had working capital of $475, accumulated deficit of $62,338,438 and stockholders’ equity of 531,693. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date of this filing. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due, to fund possible future acquisitions, and to generate profitable operations in the future. Management plans to provide for the Company’s capital requirements by continuing to issue additional equity and debt securities. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, the Company will have sufficient funds to execute its business plan or generate positive operating results. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4. Concentration of credit risks

The Company maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances may exceed the maximum coverage provided by the FDIC on insured depositor accounts. The Company believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. There were no cash deposits in excess of FDIC insurance at December 31, 2020 and 2019.

5. Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2020 and 2019, the Company is not aware of any contingent liabilities that should be reflected in the financial statements.

6. Investment in Medicevo

On November 2, 2020 and subsequently amended on December 1, 2020, the Company entered into an Share Exchange agreement to acquire 1,000,000 Shares of Medicevo Corporation (“Medicevo”), a Delaware Corporation, from its shareholder, for $150,000 in cash invested in Medicevo and 15,600,000 shares of the Company’s common stock valued at $280,800 to Medicevo’s shareholder. The Company has recorded the Investment in Medicevo in the amount of $430,800 as a non-current asset on the balance sheet and accounts for the investment under the cost method, which requires a periodic assessment for impairment. Management does not believe there is any impairment and no impairment has been recorded as of December 31, 2020. Medicevo’s majority shareholder is beneficially controlled by Isaac H. Sutton, the Company’s CEO.

7. Note receivable

On December 11, 2020, the Company loaned Start-Up Ventures Limited, an affiliate of Carbon-Ion Energy Inc. (“Carbon-Ion”)
$100,000. The loan was documented by a Promissory Note with an interest rate of 8% and maturity date of December 31, 2021. During the year ended December 31, 2020, the Company recorded $418 in interest income. This note was part of the consideration agreed to, per a letter of intent to merge Carbon-Ion. See Note 1.

8. Convertible notes payable

Between October 30, 2014 and December 14, 2020, the Company issued convertible notes to multiple investors with an aggregate face value of $372,500.

The outstanding balance of the convertible notes payable as of December 31, 2020 and 2019 was $0 and $2,500, respectively. The following table is the inception day allocation of the convertible notes:

Note	Inception Date	Maturity	Coupon	Face Value	Day One Derivative Liability	Day One Derivative Loss
Note 1	10/30/2014	10/30/2015	10%	$2,500	$(5,790)	$3,290
Note 2	5/12/2020	5/31/2021	12%	100,000	(1,963,827)	1,863,827
Note 3	8/24/2020	8/24/2021	12%	7,500	(39,353)	31,853
Note 4	9/30/2020	9/30/2021	12%	10,000	(47,915)	37,915
Note 5	10/13/2020	10/13/2021	12%	25,000	(586,993)	561,993
Note 6	10/19/2020	10/19/2021	12%	25,000	(1,032,651)	1,007,651
Note 7	11/12/2020	11/12/2021	12%	27,500	(602,688)	575,188
Note 8	11/23/2020	11/23/2021	12%	50,000	(1,219,629)	1,169,629
Note 9	12/11/2020	12/11/2021	12%	62,500	(2,656,435)	2,593,935
Note 10	12/14/2020	12/14/2021	12%	62,500	(2,918,254)	2,855,754
				$372,500	$(11,073,535)	$10,701,035

Note 1 is convertible at the holder’s option at the lesser of $0.0001 or 50% of the lowest closing bid price for the 15 days preceding the conversion date. Notes 2 through 10 are convertible at the holder’s option at the lesser of $0.0005 or 50% of the lowest closing bid price for the 30 days preceding the conversion date.

The Company has accounted for these Notes as financing transactions, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The material embedded derivative features consisted of the embedded conversion option and a buy-in put. The conversion option bears risks of equity which were not clearly and closely related to the host debt agreement and required bifurcation. Current accounting principles that are also provided in ASC 815 do not permit an issuer to account separately for individual derivative terms and features that require bifurcation and liability classification. Rather, such terms and features must be and were bundled together and fair valued as a single, compound embedded derivative.

For the years ended December 31, 2020 and 2019, the Company recorded $7,955 and $250 in interest expense related to the notes.

For the years ended December 31, 2020 and 2019, the Company recorded $372,500 and $0 in amortization of debt discount related to the notes, which is recorded in interest expense in the statements of operations.

The balance of accrued interest as of December 31, 2020 and 2019 was $0 and $1,250.

On December 31, 2020, holders agreed to convert $372,500 in convertible notes principal and $7,218 in accrued interest into 75,443 shares of Series E Convertible Preferred Stock and 100,000 shares of Series F Convertible Preferred Stock. Additionally, holders of $2,500 agreed to convert $2,500 of principal into 7,500,000 shares of common stock and agreed to forgive $1,543 in accrued interest.

In addition, during 2020, the Company entered into a note payable for $27,500. At December 31, 2020, the Company and the holders of the note agreed to convert $27,500 in principal and $443 in accrued interest into 5,589 shares of Series E Convertible Preferred Stock.

9. Derivative financial instruments

The following tables summarize the components of the Company’s derivative liabilities and linked common shares as of December 31, 2020 and 2019 and the amounts that were reflected in income related to derivatives for the year then ended:

December 31, 2020
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Compound embedded derivative	-	$-

	December 31, 2019
The financings giving rise to derivative financial instruments	Indexed Shares	Fair Values
Compound embedded derivative	37,931,507	$(7,876)

The following table summarizes the effects on the Company’s gain (loss) associated with changes in the fair values of the derivative financial instruments by type of financing for the years ended 2020 and 2019.

	December 31, 2020	December 31, 2019
Balances at January 1	$7,876	$5,996
Issuances:
Convertible Note Financing	11,067,745	-
Conversions	(61,268,969)	-
Gain on extinguishment of debt	(192,201,098)	-
Changes in fair value inputs and assumptions reflected in income	242,394,446	1,880
Balances at December 31	$-	$7,876

The fair value of the compound embedded derivative is significantly influenced by the Company’s trading market price, the price volatility in trading and the interest components of the Monte Carlo Simulation technique. Our trading market price went from $0.0004 on December 31, 2019 to $0.3291 on December 31, 2020. This increase in our trading market price caused the significant charge of
$242,394,446 to our statement of operations related to the changes in fair value of the derivatives.

10. Equity

Preferred Stock

The Company has 1,000,000 Shares of Preferred Stock authorized with a par value of $0.0001. The Company has allocated 100,000 Shares for Series C Preferred, 81,100 Shares for Series E Preferred and 500,000 for Series F Preferred.

Series C — The Series C Preferred has the following designations:

●
Convertible into common upon the Company completing a reverse stock split upon which the amount converted will equal 20% of the issued and outstanding common shares per the reverse split.
●
The holders are entitled to receive dividends on par with common on an as converted basis.
●
In the event of reorganization this Class of Preferred will not be affected by any such capital reorganization.
●
Voting: The holder of this Series of Preferred shall be entitled to vote representing 20% of the votes eligible to be cast in the matter.

Series E — The Series E Preferred has the following designations:

●
Convertible at option of holder; 1 preferred share is convertible into 1,000 common shares
●
The holders are entitled to receive dividends if and when declared.
●
The Series E holders are entitled to receive liquidation in preference to the common holders or any other class or series of preferred stock.
●
Voting: The Series E holders are entitled to vote together with the common holders as a single class representing 100 votes.

Series F —As of December 31, 2020 and 2019 there were 100,000 and 0 shares issued and outstanding:

●
Convertible at option of holder; 1 preferred share is convertible into $0.25 per share (4,000,000 common shares)
●
The holders are entitled to receive dividends if and when declared.
●
The Series F holders are entitled to receive liquidation in preference to the common holders but not above the Series E preferred stock.
●
Voting: The Series F holders are entitled to vote together with the common holders as a single class representing 100 votes.

The Company has evaluated each series of the Preferred Stock for proper classification under ASC 480 - Distinguishing Liabilities from Equity and ASC 815 - Derivatives and Hedging.

ASC 480 generally requires liability classification for financial instruments that are certain to be redeemed, represent obligations to purchase shares of stock or represent obligations to issue a variable number of common shares. The Company concluded that each series of Preferred Stock was not within the scope of ASC 480 because none of the three conditions for liability classification was present.

ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. However, in order to perform this analysis, the Company was first required to evaluate the economic risks and characteristics of each series of the Preferred Stock in its entirety as being either akin to equity or akin to debt. The Company’s evaluation concluded that each series of Preferred Stock was more akin to an equity-like contract largely due to the fact the financial instrument is not mandatorily redeemable for cash and the holders are not entitled to any dividends. Other features of the Preferred Stock that operate like equity, such as the conversion option and voting feature, afforded more evidence, in the Company’s view, that the instrument is more akin to equity. As 0a result, the embedded conversion features are clearly and closely related to their equity host instruments. Therefore, the embedded conversion features do not require bifurcation and classification as derivative liabilities.

11. Income taxes

The Company adopted the provisions of uncertain tax positions as addressed in ASC 740-10-65-1. As a result of the implementation of ASC 740-10-65-1, the Company recognized no increase in the liability for unrecognized tax benefits. As of December 31, 2020 the Company had net operating loss carry forwards of approximately $226,243 that may be available to reduce future years’ taxable income in varying amounts through 2030. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The valuation allowance at December 31, 2020 and, 2019 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	December 31,	December 31,
	2020	2019
Net operating loss	$13,091,072	$103,283
Non-deductible derivative expense	(53,227,060)	(395)
Non-allowable gain on extinguishment of debt	40,362,231	-
Deferred tax asset	226,243	102,888
Less: valuation allowance	(226,243)	(102,888)
Net Deferred Tax Asset (Liability)	$-	$-

Income tax benefit resulting from applying statutory rates in jurisdictions in which we are taxed (Federal and State of Florida) differs from the income tax provision (benefit) in our financial statements. The following table reflects the reconciliation for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Benefit at federal and statutory rate	(21)%	(21)%
Change in valuation allowance	21%	21%
Effective tax rate	0%	0%

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carryforward periods available to the Company for tax reporting purposes, and other relevant factors.

Future changes in the unrecognized tax benefit will have no impact on the effective tax rate due to the existence of the valuation allowance. The Company estimates that the unrecognized tax benefit will not change significantly within the next twelve months. The Company will continue to classify income tax penalties and interest as part of general and administrative expense in its consolidated statements of operations. There were no interest or penalties accrued as of December 31, 2020.

12. Subsequent events

Preferred Stock

Series G — The Series G Preferred has the following designations:

●
25 shares designated
●
Each share is convertible at option of holder into 4,000,000 common shares
●
The holders are entitled to receive dividends if and when declared.
●
The Series G holders are entitled to receive liquidation in preference to the common holders and any subsequent issuances of preferred stock.
●
Voting: Each share of the Series G holders is entitled to 4,000,000 votes on all matters before the common stock shareholders.

Between January 5, 2021 and February 9, 2021, the Company sold 13.4 shares of Series G Preferred Stock to multiple investors for an aggregate $1,340,000 or $100,000 per share.

Acquisition

On January 25, 2021, the Company loaned $400,000 and received a promissory note from Solutions for Start-Up Ventures Limited. The note has an interest rate of 8% and a maturity date of January 31, 2022. This note and the $100,000 note of December 11, 2020, total $500,000, are part of the consideration agreed to, per the letter of intent to merge with Carbon-Ion. As of December 31, 2020, the acquisition is still pending.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

Incorporated by
Exhibit		Reference
Number	Exhibit Description	Form

3.1(i)	Articles of Incorporation, as amended	10-12(g)
3.2(i)	By-laws	10-12(g)
10.1	**Consulting Agreement with Sutton Global Associates, Inc. dated July 1, 2020	10-12(g)
10.2	Share Exchange Agreement with Carbon Ion dated April 13, 2021	10-12(g)
10.3	Promissory Note issued by Carbon Ion dated April 13, 2021	10-12(g)
10.4	Security Agreement issued by Carbon Ion and Oxicon dated April 13, 2021	10-12(g)
10.5	Termination Agreement dated April 13, 2021 and Prior Notes Replaced by April 13, 2021 Promissory Note	10-12(g)
21.1	List of Subsidiaries	10-12(g)

**	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 26, 2021	CORPORATE UNIVERSE, INC.

	By:	/s/ Isaac H. Sutton
Name: Isaac H. Sutton
Title: Chief Executive Officer

Signature	Title	Date

/s/ Isaac H. Sutton	Chairman of the Board of Directors, Chief Executive Officer	April 26, 2021
Isaac H. Sutton	(Principal Executive Officer)

/s/ Isaac H. Sutton	Chief Financial Officer and Director	April 26, 2021
Isaac H. Sutton	(Principal Financial Officer and Principal Accounting Officer)